                                                               EXHIBIT 10.38

                             GREYHOUND LINES, INC.

                              SECOND AMENDMENT TO

                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


         WHEREAS, effective as of September 28, 1993, the Board of Directors of the Company adopted the Greyhound Lines, Inc. 1993 Non-Employee Director Stock Option Plan, and amended the Plan effective May 10, 1994 (the "Plan"); and

         WHEREAS, the Compensation Committee of the Board of Directors has recommended, and the Board of Directors has approved, a second amendment to
Section 6 of the Plan to change the formulae stated therein to govern the grant of options to Non-Employee Directors of the Company.

         NOW, THEREFORE, this Second Amendment ("Amendment") to the Plan, when inserted in the corporate records of the Company, shall evidence the amendments to Section 6 of the Plan adopted by the Board of Directors, such amendments, except as provided in Section 6 (d) below, to be effective as of April 18, 1995.

         Section 6 of the Plan is hereby amended in its entirety to read as follows:

6.       Stock Option Grants to Non-Employee Directors.

         (a) Subject to the terms and conditions of this Section 6, each person who is serving as a Non-Employee Director on the date of this Amendment, and who has served on the Company's Board of Directors for a minimum of six (6) months prior to the date of this Amendment, shall automatically be granted, effective as of April 18, 1995, an Option (as described below) to purchase shares of Common Stock in an amount equal to the greater of: (i) 1.1 (one and one tenth) shares multiplied by the number of option shares previously granted to each person under all Company stock option plans; or (ii) 21,000 option shares, if the Non-Employee Director would have, after giving effect to the number of option shares calculated under (i), a total number of option shares less than 21,000.

         (b)  The terms and conditions of the Options granted under this
Section 6 shall be determined by the Committee, provided, however, that all such Options granted under this Section 6 shall be subject to the following:

         A. Option Price. The option price of each share covered by an Option shall be equal to the Fair Market Value per share of the Common Stock of the Company on the date of grant. The option price will be subject to adjustment in accordance with the provisions of Section 8 of the Plan.

         B. Payment. The price per share of Common Stock with respect to each Option shall be payable at the time the Option is exercised. Such price shall be payable (i) in cash or by an equivalent means acceptable to the Committee,
(ii) on the Committee's prior consent, by delivery to the Company of shares of Common Stock owned by the optionee or by the delivery or withholding of shares pursuant to procedures created pursuant to Section 5. b. of the Plan or (iii) by any combination of clauses (i) and (ii). Shares delivered to or withheld by the Company in payment of the option price shall be valued at the Fair Market Value of the Common Stock on the day preceding the date of the exercise of the Option.

         C. Vesting and Exercisability of Options. The right to purchase shares shall be cumulative so that when the right to purchase any shares has vested, such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option. No Option granted hereunder by its terms shall be exercisable after the expiration of ten (10) years from the date of grant of the Option. The Option shall become vested and shall thereafter be exercisable, in three equal annual installments on April 18th of each year commencing April 18, 1996, and continuing through April 18, 1998, provided that on each such vesting date the optionee continues to serve as a Non-Employee Director.

         D. Death. In the event of the death of any optionee, the estate of such optionee, or a person who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the optionee, shall have the right, at any time and from time to time within six (6) months after the date of death, or such other period, if any, as the Committee in its sole discretion may determine (but not after the expiration date of the Option), to exercise such optionee's Option with respect to all or any part of the shares of Common Stock which such optionee was entitled to purchase immediately prior to the time of the optionee's death.

         E. Disability. If the optionee ceases to be a Non-Employee Director because of Disability (as defined in Section 10), such optionee shall have the right, at any time and from time to time within six (6) months after the date on which service ceases, or such other period, if any, as the Committee in its sole discretion may determine (but not after the expiration date of the Option), to exercise such optionee's Option with respect to all or any part of the shares of Common Stock which such optionee was entitled to purchase immediately prior to the date on which service ceased.

         F. Other Termination or For Cause. If the service of any optionee as a Non-Employee Director ceases for any reason other than those specified in subsections 6 (b) (D) and 6 (b) (E) above, such optionee shall have the right, within thirty (30) days after the date on which such service ceases, or such other period, if any, as the Committee in its sole discretion may determine (but not after the expiration date of the Option), to exercise the Option with respect to all or any part of the shares of Common Stock which such optionee was entitled to purchase immediately prior to the time of such termination, except that, if such optionee has served at least a three-year term, such optionee shall have the right, at any time and from time to time within five
(5) years after the date on which service ceases, or such other period, if any, as the Committee in its sole discretion may determine (but not after the expiration date of the Option), to exercise such Option with respect to all or any part of the shares of Common Stock which such optionee was entitled to purchase immediately prior to the time of such termination. Notwithstanding the foregoing, unless the Committee in its sole discretion provides otherwise, if the optionee is removed from office as a director of the Company for cause by action of the stockholders of the Company in accordance with the by-laws of the Company and the General Corporation Law of the State of Delaware or if such optionee voluntarily terminates service on the Board of Directors without the consent of the Company (of which fact the Committee shall be the sole judge), then such optionee shall immediately forfeit optionee's rights under the Option except as to shares of Common Stock already purchased.

         G. The Committee. The provisions of this Section 6 shall be administered by the Committee solely in accordance with the terms hereof; provided, however, that the Committee shall maintain the authority to interpret this Section 6 and to make all determinations permitted by this Section 6 or deemed necessary for its administration.

         (c) Notwithstanding anything in this Section 6, as amended by this Second Amendment, to the contrary, no such amendment shall modify or have any effect on any Options granted to the Non-Employee Directors prior to the effective date of this Second Amendment.

         (d) Notwithstanding anything to the contrary in this Second Amendment, Sections 6 (a) and (d) of the First Amendment, and all references throughout Section 6 (c) to First Time Election Options, are hereby deleted in their entirety effective February 26, 1995.